EXHIBIT 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

June 18, 2012

GeoGlobal Resources Inc.
200, 625 – 4th Avenue SW
Calgary, Alberta
CANADA
T2P 0K2

Registration Statement on Form S-3
(Registration No. 333-181673)

Ladies and Gentlemen:

We have acted as special counsel to GeoGlobal Resources Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3/A (the “Registration Statement”) of the Company, filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”).  You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration under the Act of (i) up to 3,853,000 shares (the “Outstanding Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) up to 5,779,500 shares of Common Stock underlying warrants (the “Warrant Shares”) that may be offered by certain stockholders of the Company.

GeoGlobal Resources Inc.	2

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement.  In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Outstanding Shares and the Warrant Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below.  We have also relied upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.           The Outstanding Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable; and

GeoGlobal Resources Inc.	3

2.           The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for in accordance with the instrument governing the Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware.   Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours, /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP